OPERATING ASSETS OF INTERNATIONAL MENU SOLD

TORONTO April 10 /PRNEWSWIRE/ - International Menu Solutions Corporation ("MENU") announces that on April 5, 2001 its banker, the Bank of Nova Scotia, sought and obtained the appointment of an Interim Receiver from the Ontario Superior Court of Justice over all of the assets, property and undertakings of International Menu Solutions Inc.("IMSI"), the operating subsidiaries of IMSI and over the shares of Huxtable's Kitchens Inc., which are owned by MENU. In addition, Southbridge Investment Partnership No. 1, a secured debt holder of IMSI, petitioned MENU's Canadian subsidiaries into bankruptcy. Concurrent with these actions, the Ontario Superior Court of Justice approved the sale of substantially all of the assets of IMSI and its subsidiaries, and the shares of Huxtable's Kitchens Inc. by the Interim Receiver to International Menu Partnership (whose name was subsequently changed to HMR Foods Partnership), an affiliate of Southbridge Investment Partnership No. 1.

On April 6, 2001 the Interim Receiver, under the direction of the Court, concluded the sale transactions such that the businesses operated by the subsidiaries will be continuing without interruption under the ownership of HMR Foods Partnership.

The only asset in the name of MENU itself directly affected by the foregoing proceedings are the shares of Huxtable's Kitchens Inc. There was no bankruptcy action taken against MENU or Huxtable's Kitchens Inc., but as a result of these proceedings, MENU has been left with no business activities and no substantial assets.

MENU confirms that, while it did not consent to or approve of any sale, given its financial position, it did not oppose the Bank's application.

In addition, MENU announced that it has accepted the resignations of the officers of MENU and IMSI. MENU also accepted the resignations of Victor Fradkin and Michael Steele from its Boards of Directors of MENU and IMSI.

Certain statements contained in this press release do not relate strictly to historical or current facts are "forward-looking" statements as defined in U.S. federal law. Forward-looking statements us such words as "plans", "expects", "will", "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", "believes", "anticipates", "intends", "expects", "may", "should", "continue", "seek", "could", and other similar expressions. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The important factors that could cause actual results to differ materially from those in the forward-looking statements herein (the "Cautionary Statements") include, without limitation, the ability of the Company to successfully implement its strategies and business plans, risks associated with acquisitions and the integration thereof, competitive factors and pricing pressures; relationships with manufacturers, banks, and distributors; legal and regulatory requirements; general economic conditions; as well as the other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements

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attributable  to the  Company  or persons  acting on its  behalf  are  expressly qualified in their entirety by the Cautionary  Statements.  The Company does not
undertake   any   obligation   to  release   publicly  any   revisions  to  such
forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.